Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168461

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 2, 2010)

$16,881,818 OF COMMON STOCK,
ASSOCIATED WARRANTS, AND
ASSOCIATED ADDITIONAL
INVESTMENT RIGHTS

Oilsands Quest Inc. (the “Company”) has entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Socius CG II, Ltd., a Bermuda exempted company (“Socius”) relating to up to $16,881,818 worth of shares of our common stock, par value $0.001, associated warrants (the “Warrant”) and associated additional investment rights (“Additional Investment Rights”) offered by this prospectus supplement and the accompanying prospectus (the “Offering”).

On October 17, 2011, the Company entered into the Securities Purchase Agreement with Socius. Pursuant to the terms of the Securities Purchase Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that Socius purchase up to a total of $12 million of newly created redeemable Series C preferred stock (the “Preferred Stock”). Under the Securities Purchase Agreement, in connection with the delivery of each tranche notice, Socius is obligated, pursuant to the automatic exercise of an Additional Investment Right, to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Preferred Stock at a per share price equal to the closing bid price of the common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered.

As part of this transaction, immediately preceding the first tranche notice date Socius will receive a warrant (the “Warrant”) for such number of shares of common stock initially equal to (i) $4,200,000 divided by (ii) the closing bid price of the common stock on the most recently completed trading day prior to the first tranche notice date. The exercise price of the Warrant and the number of shares of common stock underlying the Warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the Warrant equal to a  number of shares calculated by dividing (1) 35% of the dollar amount of the tranche of Preferred Stock by (2) the closing bid price of the common stock for the most recently completed trading day prior to the delivery or deemed delivery of the trance notice will vest and be automatically exercised (the “Warrant Shares”). At each time of delivery or deemed delivery of a tranche notice, the number of Warrant Shares underlying the Warrant will also be adjusted immediately prior to the automatic exercise such that after such adjustment the aggregate exercise price for the adjusted number of Warrant Shares will be equal to the aggregate exercise price in effect immediately prior to such adjustment. The Warrant issued to Socius will expire two years from the date it is first issued, which shall be immediately prior to the first tranche notice date.

Upon automatic exercise of the Additional Investment Right, Socius must pay for the shares underlying the additional investment right (the “Additional Investment Shares”), at its option, in cash or by delivering a full-recourse secured promissory note. Upon automatic exercise of a portion of the Warrant, Socius must pay for the Warrant Shares underlying such portion, at its option, in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however, that the promissory notes will not become due and payable so long as (a) the Company is in default of any of its material obligations under the Securities Purchase Agreement, or the Warrant or other security of the Company issued pursuant to the Securities Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and the Company, or (b) there are any shares of Preferred Stock issued or outstanding. In connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

For a more complete description of the transactions described above, see “Description of Transaction” beginning on page S-19 of this prospectus supplement.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or  the Exchange Act, and is listed on the NYSE AMEX under the symbol “BQI”. The last reported sales price per share of our common stock as reported by the NYSE AMEX on October 17, 2011 was $0.25.

This prospectus supplement and the accompanying prospectus also cover the sale of shares of common stock by Socius to the public.  Socius is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our common stock by Socius and any discounts, commissions or concessions received by Socius may be deemed to be underwriting discounts and commissions under the Securities Act.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2011.

ii

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Socius has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any related free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any related free writing prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

iii

PRESENTATION OF INFORMATION

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document.  This prospectus supplement and the accompanying prospectus are part of a registration statement that the Company filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under the shelf registration statement, the Company may offer and sell its securities described in the accompanying prospectus in one or more offerings.  In this prospectus supplement, you are provided with specific information about the terms of the Offering.  Both this prospectus supplement and the accompanying prospectus include important information about the Company, its common stock and other information you should know before investing in the Offered Securities.  This prospectus supplement may also add, update and change information contained in the accompanying prospectus.  To the extent that any statement made in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in US dollars. References to “dollars” or “$” or to “US$” are to the lawful currency of the United States and references to “Canadian dollars” or “Cdn$” are references to the lawful currency of Canada.

Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is determined using United States generally accepted accounting principles which are in effect from time to time in the United States.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed), prior to the termination of this Offering.

—	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2011 (filed July 6, 2011; amended on July 8, 2011).

—	Our Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2011 (filed September 14, 2011, as amended by Amendment No. 1 thereto, filed on September 21, 2011).

—	Our Current Reports on Form 8-K reporting events of (filing date in parentheses):

July 15, 2011	(July 15, 2011)
July 18, 2011	(July 22, 2011)
August 10, 2011	(August 10, 2011)
August 26, 2011	(August 26, 2011)
September 12, 2011	(September 12, 2011)
October 17, 2011	(October 19, 2011)

—	The description of our common stock set forth in our Registration Statement on Form 10-SB (filed October 14, 1999), as amended by Form 8-A (filed March 13, 2006 and August 23, 2006).

The above information incorporated by reference has also been filed with the securities regulatory authorities in each of the provinces of Canada except Québec.

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus.  You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus supplement or the accompanying prospectus by reference, at no cost, by writing the following individual at the Company or calling the following individual of the Company at the following address and telephone number:

Oilsands Quest Inc.
800, 1333 - 8th Street SW
Calgary, Alberta, Canada T2R 1M6

Telephone No.:  (403) 263-1623
Facsimile No.:  (403) 263-9812

Copies of these reports and documents are also available on our website at http://www.oilsandsquest.com. Our website is not a part of this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We also file reports and other information with the securities regulatory authorities in each of the provinces of Canada except Québec. These documents are electronically available at http://www.sedar.com.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this Prospectus Supplement that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

—	our plan to raise additional capital;

—	implementation of our business plan;

—	the amount and nature of future capital, development and exploration expenditures;

—	the timing of exploration and development activities;

—	potential reservoir recovery optimization processes; and

—	business strategies and development of our business plan and drilling programs.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to our ability to raise additional capital, risks associated with our ability to implement our business plan, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the company’s ability to implement its business plan.  The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

The risks and uncertainties set forth above are not exhaustive.  Readers should refer to the “Risk Factors” section of this prospectus supplement as well as our Quarterly Report on Form 10-Q for the quarter ended July 31, 2011, as amended, and other documents incorporated by reference in this prospectus supplement, the accompanying prospectus, any free-writing prospectus and the documents incorporated by reference herein and therein, which are available at www.sec.gov and at www.sedar.com for a detailed discussion of these risks and uncertainties and details regarding the location and extent of our land holdings.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section of this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2011, as amended.  This summary is not complete and does not contain all of the information you should consider when making your investment decision.

When we use the terms “Oilsands Quest”,  the “Company”, “we”, “us”, “our”,  or “OQI”, we are referring to Oilsands Quest Inc. and its subsidiaries, unless the context otherwise requires.

OILSANDS QUEST INC.

The Company, through subsidiary corporations, explores for and develops oil sands deposits in the provinces of Saskatchewan and Alberta. Our business plan is to focus on the exploration, delineation and exploitation of bitumen resources on our oil sands permits, licenses and leases located in the provinces of Saskatchewan and Alberta. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation.

In June 2011, the Company concluded a formal process to explore strategic alternatives, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  This process was overseen by a Special Committee to the Board of Directors. In light of the feedback received through the strategic alternatives process, the Special Committee recommended that the Company conclude the formal review and proceed to raise the funds required to advance the development of the assets. The Company commenced a rights offering under which the existing shareholders were given the right to purchase additional shares in the Company based on their pro-rata share ownership, which was terminated on September 12, 2011.  The Company signed, on September 25, 2011,  a letter of intent from a third-party interest (the “Letter of Intent”) for the sale of the Wallace Creek assets. The proceeds from any new rights offering will be used to continue with the development and delineation of the Axe Lake assets and for general corporate purposes.

There can be no assurance that subsequent definitive agreements will be signed to the Letter of Intent. Even if executed, there can be no assurance that any funds received as a consequence of the Securities Purchase Agreement, the Letter of Intent, or funds received from future rights offerings or other sources of financing will result in the Company raising sufficient funds to carry out its exploration and development plans.  The Company may continue to seek other sources of financing or asset sales. The Company will monitor its cash flow requirements and continue to operate in a prudent manner to preserve cash while continuing to work towards financing alternatives.

On October 17, 2011 we entered into the Securities Purchase Agreement with Socius under which we have the right over a term of two years, subject to certain conditions to require Socius to purchase up to $12,000,000 in Preferred Stock, payable in tranches at the election of the Company.

Our  development strategy will also continue to consider other sources of financing, asset sales or partners on a joint venture basis to fund the development of projects in a timely and responsible manner.

The funds received in connection with the Securities Purchase Agreement may not significantly extend our ability to operate beyond January 2012. There is significant uncertainty about our ability to continue as a going concern and without additional funding we may not be able to continue our operations beyond January 2012.

Additional financing will also be required if our activities are changed in scope or if actual costs differ from estimates of current plans.  There is no assurance that debt or equity financing or joint venture partner arrangements will be available to us on acceptable terms, if at all, to meet our requirements.  The Company has no revenues, and its operating results, profitability and the future rate of growth depend solely on management’s ability to successfully implement its business plans and on the ability to raise additional capital.

Our principal offices are located at 800, 1333 - 8th Street SW, Calgary, Alberta, Canada T2R 1M6, and our telephone number is (403) 263-1623. Our website is www.oilsandsquest.com. We are a Colorado corporation.  Our website is not a part of this prospectus.

 THE OFFERING

Issuer	Oilsands Quest Inc.

Offered Securities	Shares of common stock, $0.001 par value, having an aggregate offering price of up to $16,881,818.

Use of Proceeds
We will not receive any proceeds from the resale of shares by Socius. To the extent that the Warrant Shares and Additional Investment Shares are paid for by Socius using promissory notes, rather than cash, we will not receive any cash proceeds from the sale of the common shares to Socius. Socius will pay any underwriting discounts and commissions and expenses incurred by Socius for brokerage, accounting, tax or legal services or any other expenses incurred by Socius in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE AMEX listing fees and fees and expenses of our counsel and our accountants. See “Use of Proceeds” on page S-23 of this prospectus supplement.

Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Exchange Listing	Our common stock is traded on the NYSE AMEX under the symbol “BQI”.

 RISK FACTORS

An investment in the Offered Securities involves certain risks and should be considered speculative due to the nature of the Company’s involvement in the exploration for, and the acquisition, development and production of bitumen. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference herein and therein, prospective purchasers of Offered Securities should consider carefully the risk factors set forth below, as well as the risk factors referenced in the accompanying prospectus under the heading “Risk Factors” and in the documents incorporated by reference herein and therein.

RISKS RELATED TO OUR BUSINESS

Due to our history of operating losses, we are uncertain that we will be able to maintain sufficient cash to accomplish our business objectives and to continue as a going concern

The consolidated financial statements have been prepared assuming that we will continue as a going concern. However, without additional funding, we may not be able to continue our operations beyond January  2012. During the fiscal years ended April 30, 2011 and 2010 we suffered net losses of $316 million and $64 million, respectively. At July 31, 2011, there was stockholders’ equity of $133 million, negative working capital of $2 million and a deficit accumulated during the development phase of $717 million. There is no assurance that we can generate net income, generate revenues or successfully explore and exploit our properties.

Significant amounts of capital will be required to explore and maintain in good standing the lands in Saskatchewan and Alberta. The only source of future funding presently available to us is through the sale of additional equity capital, borrowing funds, or selling a portion of our interests in our assets. There is no assurance that any additional equity capital or borrowings required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing, including the failure to complete the sale contemplated by the Letter of Intent or the failure of any future rights offering to be fully or sufficiently subscribed, could result in delays or indefinite postponement of further exploration and development of our projects. Equity financing, if available, may result in substantial dilution to existing shareholders. Our financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we become unsuccessful in implementing these plans.

Our business activities, and the oil and gas industry in general, are subject to a variety of risks. If any of the following risk factors should occur, our profitability, financial condition or liquidity could be materially impacted. As a result, holders of our securities could lose part or all of their investment in Oilsands Quest Inc.

Government Regulations and Retention of Permits, Leases and Licenses

The business of resource exploration and development is subject to substantial regulation under Canadian federal, provincial and local laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations, environmental regulations and government incentive programs related to the permits in Saskatchewan, oil sands exploration licenses in Saskatchewan, the permits in Alberta and the Eagles Nest area and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, or cause the inability to explore and develop, resulting in the abandonment of these interests.

Alberta’s new Land-Use Framework, which is to be implemented under the Alberta Land Stewardship Act (“ALSA”), sets out the Government of Alberta’s approach to managing Alberta’s land and natural resources to achieve long-term economic, environmental and social goals.  ALSA contemplates the creation of regional plans which could amend or extinguish previously issued regulatory permits, licenses, approvals and authorizations in order to achieve or maintain an objective or policy resulting from the implementation of a regional plan.  The Government of Alberta is expected to develop a regional plan for each of seven regions in the province and has identified the Lower Athabasca Regional Plan (“LARP”) as a priority.  The Company’s properties in Alberta are within the LARP’s boundaries.  The LARP is expected to incorporate regional thresholds for air emissions, water use and land disturbance to control cumulative effects of industrial development, and guide future resource decisions while considering social and economic impacts.  The draft LARP was completed and made public in August 2011.

In Saskatchewan, a new Environmental Management and Protection Act, 2010 has been passed by the Legislature but not yet proclaimed.  The new Act will include authority for the Saskatchewan Environmental Code, which adopts a new results-based regulatory framework for managing and protecting the environment.

It is possible that the LARP in Alberta and the new Act and Code in Saskatchewan may negatively impact our ability to conduct operations on certain properties or limit or prohibit development due to environmental limits and thresholds.  In addition, enhanced operating practices required to be undertaken by us in response to the LARP and the new Act and Code may increase operating costs and such costs may further increase in the future if there are further changes to the prescribed operating Practices.

The Species at Risk Act, or SARA, was enacted by the Government of Canada as a means to manage species of special concern to prevent them from becoming extinct, endangered or threatened.  The woodland caribou has been designated as a species under threat in the Province of Alberta. Pursuant to the SARA, lands that fall within our oilsands leases have been designated as sensitive habitat for caribou.  We have undertaken enhanced operating practices within the designated areas with a view to protecting the threatened caribou population.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses and approvals will not contain terms and provisions which may adversely affect our exploration and development activities. Our exploration permits in Saskatchewan do not give us the right to produce and will require conversion to a lease prior to the expiry of the permits.

On May 27, 2011, we received approval for the third and final possible one-year extensions to May 31, 2012.  On July 15, 2011 we received approval from the Government of Saskatchewan to convert these permits to 15 year leases under the 1969 regulations.  Currently, the Company is working with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.   It is possible that the outcome of such assessment could result in cancellation of the permits if the Company does not comply with the governing regulations.   Further, if the Company cannot remediate these core holes to industry and regulatory standards, our ability to commercially develop the Axe Lake reservoir may be limited.

Certain First Nations and Metis people have treaty and aboriginal rights, and claim aboriginal title, in relation to our permit and lease lands in Alberta and Saskatchewan and other lands that are potentially affected by our activities.   The Governments of Canada, Alberta and Saskatchewan have a duty to consult with those aboriginal people in relation to actions and decisions which may impact those rights and claims and, in certain cases, have a duty to accommodate their concerns.  These duties have the potential to adversely affect our ability to obtain permits, leases, licenses and other approvals, or the terms and conditions of those approvals, which could adversely impact our progress and ability to explore and develop our properties.

Abandonment and Reclamation Obligations

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such approvals or laws may result in the issuance of remedial orders, the suspension of approvals, the seizure of posted security or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. All delineation wells are abandoned and reclaimed immediately and these costs are included with our exploration costs incurred. Our estimated abandonment and reclamation costs could change as the reclamation requirements will be a function of regulations in place at the time. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates and changes in the estimated timing of abandonment. In the future, we may determine it prudent or be required by applicable regulatory approvals or laws to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs.

We record the fair value of a liability for an asset retirement obligation when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The legal obligation to perform the asset retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement that may be beyond the Company’s control. This uncertainty about the timing and/or method of settlement is factored into the measurement of the liability when sufficient information exists to reasonably estimate the fair value. The amount of asset retirement obligation recorded reflects the expected costs, taking into account the probability of particular scenarios. The difference between the upper end of the range of these assumptions and the lower end of the range can be significant, and consequently changes in these assumptions could have a material effect on the fair value of asset retirement obligations and future losses in a period of change.

If the Company is unable to re-abandon the early exploration core holes to industry and regulatory standards, it could result in the cancellation of permits or limit our ability to develop the reservoir.

If we fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the price of our common shares may be affected

We are required to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 and related regulations. Any material weakness in our internal control over financial reporting that needs to be addressed, disclosure of management’s assessment of our internal control over financial reporting, or disclosure of our public accounting firm’s report on internal control over financial reporting that reports a material weakness in our internal control over financial reporting may reduce the price of our common shares.

The restatement of our consolidated financial statements may result in litigation and government enforcement actions

We have restated our consolidated financial statements and other financial information for the years ended April 30, 2008 and 2007 and the interim periods from July 31, 2008 through January 31, 2009 primarily with respect to the accounting treatment of our August 2006 acquisition of a non-controlling interest (35.92%) of OQI Sask which together with our 64.08% interest resulted in a 100% interest in OQI Sask.  We have also restated our consolidated financial statements and other financial information for the interim period ended July 31, 2009 with respect to accounting for stock-based compensation.  The restatement of our prior financial statements may expose us to risks associated with litigation, regulatory proceedings and government enforcement actions, including the risk that the SEC may disagree with the manner in which we have accounted for and reported the financial impact of the restatement which could result in the Company having to further restate its prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

In addition, securities class action litigation has often been brought against companies who have been unable to provide current public information or who have restated previously filed financial statements.  Such litigation is complex and could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition and results of operations.

The impact of disruptions in the global financial and capital markets on our ability to obtain financing

The market events and conditions that transpired in 2008 and 2009, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, have, among other things, caused significant volatility in commodity prices.  These events and conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulted in the collapse of, and government intervention in, numerous major banks, financial institutions and insurers, and created a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  These factors have negatively impacted enterprise valuations and have impacted the performance of the global economy.  Although credit markets, equity markets, commodity markets and the United States and global economies have somewhat stabilized (and in some instances experienced substantial recoveries), some prominent government officials, economists and market commentators have expressed concerns regarding the durability of the recovery over the near and medium term, particularly as the fiscal stimulus that was utilized by the world’s governments to combat the global financial crises is withdrawn over time in the coming months and years.

Although we expect to fund our near term liquidity needs until January 2012 with our working capital on hand, we will continue to need further funding to achieve our business objectives. In the past, the issuance of equity securities has been the major source of capital and liquidity for us. The recent conditions in the global financial and capital markets have limited the availability of this funding. If the disruptions in the global financial and capital markets continue, debt or equity financing may not be available to us on acceptable terms, if at all. If we are unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, our business, financial condition and results of operations will be adversely impacted.  Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses.

Status and Stage of Reservoir Test Program

The reservoir test program is currently at the early stages of its planned implementation schedule. There is a risk that the program will not be completed on time or on budget or at all. Additionally, there is a risk that the program may have delays, interruption of operations or increased costs due to many factors, including, without limitation: breakdown or failure of equipment or processes; construction performance falling below expected levels of output or efficiency; design errors; challenges to, or inability to access in a timely or economic fashion; contractor or operator errors; non-performance by third-party contractors; labor disputes, disruptions or declines in productivity; increases in materials or labor costs; inability to attract sufficient numbers of workers; delays in obtaining, or conditions imposed by, regulatory approvals; changes in program scope; violation of permit requirements; disruption in the supply of energy; transportation accidents, disruption or delays in availability of transportation services or adverse weather conditions affecting transportation; unforeseen site surface or subsurface conditions; and catastrophic events such as fires, earthquakes, storms or explosions.

Our business plan is highly speculative and its success depends, in part, on exploration success on the permit, license and lease lands and the development of identified discoveries

Our business plan is focused primarily on the exploration for and development of oil sands deposits on our permitted, licensed and leased lands in the Provinces of Saskatchewan and Alberta.

Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, selection of optimal recovery processes for successful production, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks.

Access to Infrastructure

Production from our lease, license, and permit lands will depend upon certain infrastructure that does not currently exist in close proximity to where we currently anticipate to locate our initial projects and such infrastructure, if put in place, may be operated by others. Such infrastructure will include, without limitation, the following: pipelines for the transportation of natural gas and certain feedstock to our site and the transportation of bitumen and other petroleum products we produce to upgrading facilities and markets for sale;

and electricity transmission and distribution systems for the provision of electricity. The failure to have any of this infrastructure in place on economic terms will negatively impact the operation of any potential commercial project and will adversely affect the ability to convert our resources into reserves.

Access to Markets

By the time we have a commercial project ready for start-up, it will likely have been preceded by other projects which began development at an earlier time and are more advanced in terms of production. As a result, preferred markets for our products may have already been taken up or upgraders or refiners may lack sufficient capacity to process our products in a timely or economic fashion.

Location of Discovery Areas

With the exception of Eagles Nest, all of Oilsands Quest’s prospective areas are located east of what has to date been considered the established bitumen resources that are exploitable by in situ production techniques in the Athabasca oil sands area.   Similar to some other bitumen accumulations within the eastern portion of Alberta, the Axe Lake, Raven Ridge and portions of the Wallace Creek areas lack a distinct overlying shale formation. The absence of this may preclude the use of certain high-pressure in situ recovery methods, but the quality of the reservoirs and high bitumen saturations present at the Axe Lake Raven Ridge and Wallace Creek areas provide the potential for extraction using a number of recovery methods, including  steam assisted gravity drainage (“SAGD”).  However, there can be no assurances that any such recovery method will be successful in enabling us to recover significant volumes of bitumen from our reservoirs.  See “Status and Stage of Reservoir Test Program”.

Independent Reviews

Although third parties have prepared reviews, reports and projections relating to the evaluation, viability and expected performance of our resources and plans for development thereof, no assurance can be given that these reports, reviews and projections and the assumptions on which they are based will, over time, prove to be accurate.

Personnel

The design, development and construction of the reservoir test program and any subsequent pilot and commercial projects will require experienced executive and management personnel and operational employees and contractors with expertise in a wide range of areas. No assurance can be given that all of the required personnel and contractors with the necessary expertise will be available. Should other oil sands projects or expansions proceed in the same time frame as Oilsands Quest programs and projects, we will have to compete with these other projects and expansions for qualified personnel and such competition may result in increases to compensation paid to such personnel or in a lack of qualified personnel. Any inability of Oilsands Quest to attract and retain qualified personnel may delay or interrupt the design, development and construction of, and commencement of operations at, the reservoir test program and any subsequent pilot and commercial projects. Sustained delays or interruptions could have a material adverse effect on the financial condition of Oilsands Quest.

Operational Hazards

Our exploration and development activities are subject to the customary hazards of operation in remote areas, such as fires, explosions, gaseous leaks, migration of harmful substances, blowouts and spills. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters such as forest fires or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, our financial condition and results of our operations.

Competitive Risks

The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products.

The petroleum industry also competes with other industries in supplying energy, fuel and related products to consumers.  Some of these industries benefit from lighter regulation, lower taxes and subsidies.  In addition, certain of these industries are less capital intensive.

A number of competing companies are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some of our competitors have announced plans to begin production of synthetic crude oil, or to expand existing operations. If these plans are effected, they could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.

The Loss of current management may make it difficult for us to operate

Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. We do not maintain key-man insurance for any of our employees.  The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success.

Fluctuations in U.S. and Canadian dollar exchange rates may have a material adverse impact

Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.

THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS

Nature of Oil Sands Exploration and Development

Oil sands exploration and development are very competitive and involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from our permit lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, or the Eagles Nest Prospect. Furthermore, the marketability of any resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment and labor availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas, land use and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

The viability of our business plan, business operations, and future operating results and financial condition are and will be exposed to fluctuating prices for oil, natural gas, oil products and chemicals

Prices of oil, natural gas, oil products and chemicals are affected by supply and demand, which can fluctuate significantly.  Factors that influence supply and demand include operational issues, natural disasters, weather, political instability, or conflicts, economic conditions and actions by major oil-exporting countries.  Price fluctuations can have a material effect on our ability to raise capital and fund our exploration activities, our potential future earnings, and our financial condition.  For example, in a low oil and gas price environment oil sands exploration and development may not be financially viable or profitable.  Prolonged periods of low oil and gas prices, or rising costs, could result in our exploration projects being delayed or cancelled, as well as the impairment of certain assets.

Reserves and Resources

We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources and reserves, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of resources and reserves are based upon a number of factors and assumptions made as of the date on which the resources and reserves estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources and reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of reserves and resources, the classification of such resources and reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

Investors are cautioned not to assume that all or any part of a resource is economically or legally extractable.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US

Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.

Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, land use, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.  In addition, should there be changes to existing laws or regulations, our competitive position within the oil sands industry may be adversely affected, as many industry players have greater resources than we do.

We are required to obtain various regulatory permits and approvals in order to explore and develop our properties.  The absence of a distinct overlying shale formation on portions of our leases may make it more difficult or costly to obtain regulatory approvals.  There is no assurance that regulatory approvals for exploration and development of our properties will be obtained at all or with terms and conditions acceptable to us.

Third Party Liability and Environmental Liability

The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damage. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. The release of harmful substances in the environment or other environmental damages caused by our activities could result in us losing our operating and environmental permits or inhibit us from obtaining new permits or renewing existing permits. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to be able to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by environmental damage is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damage. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.

Emissions Regulations

Development of our assets is expected to result in the emission of greenhouse gases (“GHGs”) and other pollutants.

On April 26, 2007, the Government of Canada announced a Regulatory Framework for Air Emissions and Other Measures to Reduce Air Emissions, or the “Framework”, which outlined proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter and possibly additional sector-specific pollutants in accordance with the Notice. The Framework introduced further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including oil sands extraction, starting in 2010. The Framework proposed GHG emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent through 2015. On March 10, 2008, the Canadian Federal Government elaborated on the Framework with the release of its “Turning the Corner” policy document. It was contemplated that new regulations would take effect January 1, 2010. Draft regulations were expected to be available for public comment in the Fall of 2008 but have not yet been released, and it is not known when they will be released or implemented.

The proposed regulatory framework provides that existing oil sands facilities in operation by 2004 will be subject to an 18% emission intensity reduction requirement commencing in 2010, with 2% additional annual reductions thereafter until 2020. Facilities commissioned between 2004 to 2011 or facilities existing prior to 2004 which between 2004 and 2011 have had a major expansion resulting in an increase of 25% or more in physical capacity or which undergo a significant change to processes will be exempt from the 2010 emissions intensity reduction target of 18% but will have to report their emissions each year.  After their third year of operation they will be required to reduce their emissions intensity by 2% annually from a baseline emissions standard which is to be determined by reference to a sector-specific cleaner-fuel standard. For oil sands facilities, it is contemplated that there will be specific cleaner-fuel standards based on the use of natural gas for each of mining, in situ and upgrading. However, an incentive to deploy carbon capture and storage (CCS) has been included in the proposed regulatory framework. CCS is where carbon dioxide is separated from a facility’s process or exhaust gas emissions before they are emitted, transferred from the facility to a suitable storage location, and injected into deep underground geological formations and monitored to ensure they do not escape into the atmosphere. If a facility commissioned between 2004 and 2011 is built such that it is able or ready to undertake CCS, then it will be exempt from the cleaner-fuel standard until 2018 and it will only be required to reduce its emission-intensity by 2% per year from its actual emissions. In situ oil sands projects and oil sands upgraders built after 2011 must have their GHG emissions profiles by 2018 equivalent to that of facilities employing CCS technology.

The proposed regulatory framework further encourages widespread use of CCS by 2018 by crediting emitters that make use of CCS technology for investments in pre-certified CCS projects up to 100% of their regulatory obligations through 2017.

The proposed compliance mechanisms include an emissions credit trading system for GHGs and certain industrial air pollutants, and several options for companies to choose among to meet GHG emission intensity reduction targets and encourage the development of new emission reduction technologies, including the option of making payments into a technology fund, an emissions and offset trading system, limited credits for emission reductions created between 1992 and 2006, and international emission credits under the clean development mechanism under the Kyoto Protocol for up to 10% of each firm’s regulatory obligation.

On January 30, 2010, the Government of Canada submitted to the United Nations Framework on Climate Change a non-legally binding commitment under the Copenhagen Accord to reduce Canada’s emissions of GHGs by 17% from 2005 emission levels.  This is a significant change from previous international commitments of a 20% reduction in emissions from 2006 levels by 2020.  The Government of Canada signaled that a new proposed national emission reduction target is to be met.  It is not known whether the previously announced proposed regulatory Framework will proceed or be replaced with a new regulatory framework.  We believe that it is reasonably likely that new federal legislation requiring emissions reductions similar to the Framework will be enacted in Canada around the same time as similar legislation is enacted in the United States.  We also believe that such federal legislation could have a material effect on the development of our assets.

On April 20, 2007, the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for GHG emission reductions. The Specified Gas Emitters Regulation created under the Act requires facilities that emit more than 100,000 tonnes of carbon dioxide equivalent (“CO2e”) annually to reduce their emission intensity starting July 1, 2007 by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth years of operation. These obligations may be met by in-house reductions, the purchase of certain emission reductions or offset credits or a contribution of $15 per tonne of GHG emissions to a provincial technology fund.  We believe that the costs of complying with the Regulation could be material should our operations grow to emit more than 100,000 tonnes of CO2e annually.

On May 20, 2010, the Saskatchewan Legislature passed The Management and Reduction of Greenhouse Gases Act but has yet to proclaim it a law.  The Act sets a policy and regulatory framework for reducing GHG emissions in Saskatchewan and sets a provincial target of a 20% reduction in GHG emissions from 2006 levels by 2020.   The specific GHG emission reduction requirements, and the industries required to meet those reductions, as well as details on the methods by which reductions may be achieved, are to be set by further regulations.  It is expected that facilities which emit 50,000 tonnes of  CO2e  per year will be required to reduce GHG emissions by 2% per year over a baseline emission level from 2010 to 2019.  New facilities constructed after 2006 that have emissions in excess of 50,000 tonnes of CO2e annually will also be required to achieve emission reduction targets.

Future legislated GHG and industrial air pollutant emission reduction requirements and emission intensity requirements, or GHG and industrial air pollutant emission reduction or intensity requirements in future regulatory approvals, may require the restriction or reduction of GHG and industrial air pollutant emissions or emissions intensity from our future operations and facilities, payments to technology funds or purchase of emission reductions or offset credits. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction or emission intensity reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to levels required in the future may significantly increase our operating costs or reduce output. Emission reductions or offset credits may not be available for acquisition or may not be available on an economic basis. There is also the risk that provincial or federal governments, or both, could pass legislation which would tax such emissions.

American climate change legislation could negatively affect markets for crude and synthetic crude oil

Environmental legislation regulating carbon fuel standards in jurisdictions that import crude and synthetic crude oil in the United States could result in increased costs and/or reduced revenue.  For example, both California and the United States federal governments have passed legislation which, in some circumstances, considers the lifecycle greenhouse gas emissions of purchased fuel and which may negatively affect our business, or require the purchase of emissions credits, which may not be economically feasible.

Proposed Export Restrictions

The Government of Canada previously announced that it will review and may restrict exports from Canada of bitumen and bitumen blend products to countries with less stringent GHG emissions limits than those which apply in Canada.  Any export restrictions imposed with respect to bitumen or bitumen blend products may restrict the markets in which the Company may sell its bitumen and bitumen blend products, which may result in the Company receiving a lower price for its production, if and when applicable.

Royalty Regime

Any development of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory fiscal regime (royalties and taxes). The Government of Saskatchewan receives royalties on production of oil, gas and other minerals from lands in which it owns the relevant mineral rights. The Government of Saskatchewan owns the relevant mineral rights on the OQI Saskatchewan lands. The current royalty regime relating to bitumen production in Saskatchewan provides for a royalty of 1% of gross bitumen revenue and is payable until the project has recovered specified allowed costs. Once such allowed costs are recovered, a net royalty of 20% of operating income is payable.

The Government of Alberta receives royalties on production of natural resources from lands in which it owns the mineral rights. On October 25, 2007, the Government of Alberta announced a new royalty regime. The new regime introduced new royalties for conventional oil, natural gas and bitumen that became effective January 1, 2009 and are linked to commodity prices and production levels and apply to both new and existing oil sands projects and conventional oil and gas activities.

Under the new regime, the Government of Alberta increased its royalty share from oil sands production by introducing price-sensitive formulas which are applied both before and after specified allowed costs have been recovered. The gross royalty starts at one percent of gross bitumen revenue and increased, for every dollar that world oil price, as reflected by the West Texas Intermediate (“WTI”) crude oil price, is above CDN$120 per barrel or higher. The net royalty on oil sands starts at 25 percent of net bitumen revenue and increases for every dollar the WTI crude oil price is above CDN$55 per barrel to 40 percent when the WTI crude oil price is CDN$120 per barrel or higher. Prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance, the gross royalty is payable. Once such allowed costs have been recovered, a royalty of the greater of: (a) the gross royalty and (b) the net royalty is payable. The Government of Alberta has announced that it intends to review and, if necessary, revise current rules and enforcement procedures with a view to clearly defining what expenditures will qualify as specified allowed costs.

There can be no assurance that the Governments of Alberta or Saskatchewan or the Government of Canada will not adopt a new fiscal regime or otherwise modify the existing fiscal regime (royalties and taxes) governing oil sands producers in a manner that could materially affect the financial prospects and results of operations of oil sands developers and producers in Alberta and Saskatchewan.

Title Risks

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada, and both First Nations and Metis peoples have commenced and could in the future commence actions claiming, among other things, aboriginal title to our Alberta and Saskatchewan lands and other lands located in the vicinity of those lands.  First Nations and Metis peoples have also stated that governments have not complied with their constitutionally mandated duty to consult with and accommodate First Nations and Metis in relation to decisions that enabled us to acquire and that are required to enable us to develop our Saskatchewan and Alberta lands, and have commenced and could in the future commence actions asserting such claims.  Certain of these claims, if successful, could have a significant adverse effect on our ability to conduct our business, including impacting our ability to explore and develop by impacting our ability to obtain, retain or exercise rights under permits, leases, licenses and other approvals, and the terms of such approvals.

RISKS RELATING TO OUR COMMON STOCK

We have numerous outstanding options, warrants and commitments to issue shares, which may adversely affect the price of our common stock

As of July 31, 2011, we have reserved 21,073,244 shares of our common stock for issuance upon exercise of outstanding options under plans at prices as low as $0.29 per share. The Company has also reserved 1,388,567 shares of common stock to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 65,887,603 shares of its common stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire OQI Sask Exchangeable Shares) issued upon the closing (the “Reorganization”). As of July 31, 2011, 46,550,148 OQI Sask Exchangeable Shares have already been exchanged for shares of our common stock and up to an additional 19,337,455 OQI Sask Exchangeable Shares may be exchanged for common stock. Any sale into the public market of our common stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our common stock.

Future sales of our common stock may cause our stock price to decline

Our stock price may decline due to future sales of our shares or the perception that such sales may occur.   The Board of Directors of the Company has discretion to determine the issue price and the terms of issue of shares of our common stock.  Such future issuances may be dilutive to investors.  Holders of shares of common stock have no pre-emptive rights under our articles of incorporation to participate in any future offerings of securities.

If we issue additional shares of common stock in private financings under an exemption from the registration requirements, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

Dividend Policy

The Company did not declare or pay cash or other dividends on its common stock during the past three fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company may deem relevant.

Our stock price can be extremely volatile

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock

We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock.  Each term for directors is three years. In addition to a staggered board, our Board of Directors adopted a stockholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This stockholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

DESCRIPTION OF TRANSACTION

Securities Purchase Agreement

On October 17, 2011,  the Company entered into the Securities Purchase Agreement with Socius. Under the terms and subject to the conditions of the Securities Purchase Agreement,  the Company has the right, in its sole discretion, over a term of two years, to demand through separate tranche notices that Socius purchase up to a total of $12 million of Preferred Stock.  In order to effectuate such a sale, the Company will issue to Socius, subject to the terms and conditions of the Securities Purchase Agreement, one or more tranche notices to purchase a certain dollar amount of such Preferred Stock.  Each tranche notice after the first tranche notice may not be given sooner than five trading days after the date on which the closing for the prior tranche has occurred or the tranche has been cancelled.  Upon receipt of a tranche notice, Socius will be obligated, subject to the terms and conditions specified in the Securities Purchase Agreement, to purchase the Preferred Stock subject to such tranche notice on the 10th trading day after the date of the tranche notice.  Such conditions to the purchase and sale of the Preferred Stock include, but are not limited to, the following: (i) the common stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Securities Purchase Agreement must be true and correct as if made on the date of each tranche notice and each tranche closing (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Securities Purchase Agreement or any agreement entered into in connection therewith, or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Securities Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained and (vii) the Company must have a current, valid and effective registration statement and a prospectus shall be properly available for use to permit the lawful sale and resale of all previously-issued and future issuable shares of common stock to Socius (including without limitation all Warrant Shares issuable upon exercise of the Warrant delivered in connection with such tranche and any previous tranches, all Additional Investment Shares issuable upon exercise of any Additional Investment Right in connection with such tranche, and any shares of common stock issued to Socius as consideration for executing and delivering the Securities Purchase Agreement (the “Commitment Shares”)).  In the event the closing bid price of the common stock during any one or more of the nine (9) trading days on or immediately following the delivery or deemed delivery of a tranche notice falls below 75% of the closing bid price of the common stock on the trading day immediately prior to the delivery or deemed delivery of a tranche notice, the tranche will be cancelled; provided, however, that upon such cancellation, Socius will redeem any outstanding promissory note tendered by Socius in lieu of cash payment for Additional Investment Shares or Warrant Shares issued in connection with the applicable tranche notice for the principal amount of the promissory note plus accrued interest in exchange for, at the option of Socius, (i) cash or (ii) (a) 92% of any gross proceeds received by the Socius upon the sale of such Additional Investment Shares or Warrant Shares issued to Socius in connection with such tranche notice and (b) the return to the Company of any unsold Additional Investment Shares or Warrant Shares issued to Socius  in connection with such tranche notice.

At no time may the Company deliver a tranche notice if the number of Warrant Shares and/or Additional Investment Shares to be received pursuant to the automatic exercise of the Warrant and the exercise of the Additional Investment Right, in each case, triggered by such tranche notice (excluding all other shares of common stock and other voting securities then owned or deemed beneficially owned by Socius and its affiliates), would result in Socius and/or its affiliates owning or being deemed the beneficial owner of more than 9.99% of the common stock; provided, however, that in the case of the first tranche notice, any commitment fee shares then owned or deemed beneficially owned by Socius or to be issued to Socius shall be included when determining whether such tranche would exceed the 9.99% limit described above.  In addition, at no time may the Company deliver a tranche notice if the number of shares of common stock to be issued upon the automatic exercise of the Warrant and the exercise of the Additional Investment Right, in each case, triggered by such tranche notice (together with any shares of common stock issued to Socius as a commitment fee and all shares of common stock issued pursuant to previous tranche notices) would exceed the aggregate number of shares of common stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of its applicable trading market.

The closing of the Securities Purchase Agreement must occur within five trading days of October 17, 2011, at which time the Company may begin to deliver tranche notices to Socius, subject to the terms and conditions of the Securities Purchase Agreement.

Additional Investment Right

Under the Securities Purchase Agreement, in connection with the delivery of a tranche notice, Socius is obligated, pursuant to the automatic vesting and automatic exercise of the Additional Investment Right, to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Preferred Stock at a per share price equal to the closing bid price of the common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered.

Upon automatic exercise of the Additional Investment Right, Socius must pay for the shares underlying the Additional Investment Right, at its option, either in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however, that the promissory notes will not become due and payable so long as (a) the Company is in default of any of its material obligations under the Securities Purchase Agreement, or the Warrant or other security of the Company issued pursuant to the Securities Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and the Company, or (b) there are any shares of Preferred Stock issued or outstanding.  In connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The additional investment right will not be listed on any national securities exchange.

Warrant

Pursuant to the Securities Purchase Agreement, immediately preceding the first tranche notice date Socius will receive a Warrant for such number of shares of common stock initially equal to (i) $4,200,000 divided by (ii) the closing bid price of the common stock on the most recently completed trading day prior to the first tranche notice date. The exercise price of the Warrant and the number of shares of common stock underlying the Warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the Warrant equal to a number of shares calculated by dividing (1) 35% of the dollar amount of the tranche of Preferred Stock by (2) the closing bid price of the common stock for the most recently completed trading day prior to the delivery or deemed delivery of the trance notice will vest and be automatically exercised. At each time of delivery or deemed delivery of a tranche notice, the number of Warrant Shares underlying the Warrant will also be adjusted immediately prior to the automatic exercise such that after such adjustment the aggregate exercise price for the adjusted number of Warrant Shares will be equal to the aggregate exercise price in effect immediately prior to such adjustment.

The Warrant issued to Socius will expire two years from the date it is first issued, which shall be immediately prior to the first tranche notice date.  Upon automatic exercise of the Warrant, Socius must pay for the shares underlying the Warrant, at its option, in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however that the promissory notes will not become due and payable so long as (a) the Company is in default of any of its material obligations under the Securities

Purchase Agreement, or the Warrant or other security of the Company issued pursuant to the Securities Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and the Company, or (b) there are any shares of Preferred Stock issued or outstanding.

In connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding. In addition, upon the occurrence of a fundamental transaction, the Warrant and the number of Warrant Shares then underlying the Warrant shall fully vest and the Company, or the successor entity in such fundamental transaction if the Company for any reason fails to do so (but without reducing the Company’s obligations), is obligated to automatically purchase the Warrant from Socius on the date of consummation of such fundamental transaction by paying to Socius a cash amount equal to the Black Scholes value of the Warrant.  The sale of the Wallace Creek assets pursuant to the letter of intent signed by the Company on September 25, 2011 shall not be considered a fundamental transaction.

The Warrant will not be listed on any national securities exchange.

Series C Preferred Stock

In connection with the Securities Purchase Agreement, the Company has filed the Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Colorado. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to the Company’s common stock and any other series or class of preferred stock other than the Series B preferred stock or a class or series of preferred stock intended to be listed for trading; and  (ii) junior to all existing and future indebtedness of the company, the existing Series B preferred stock and any class or series of preferred stock intended to be listed for trading. The Preferred Stock has no voting rights other than as required by applicable law.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock and shall be redeemed as part of such redemption.  So long as any shares of Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any junior securities unless all dividends, including accrued dividends, on the Preferred Stock have been first paid.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the liquidation value per share equal to the original price per share thereof plus all accrued dividends thereon (the “Liquidation Value”).

Redemption. The Company may redeem at any time (including on the closing date of a tranche), or may be required to redeem in certain circumstances, all (but not less than all) of the shares of Preferred Stock for cash in an amount equal to the aggregate Liquidation Value or, at the option of either the Company or Socius, by an offset, exchange and cancellation of all outstanding promissory notes issued by Socius to the Company in connection with the automatic exercise of each of the Warrant and the Additional Investment Right such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The Preferred Stock described above is being offered and may be sold to Socius in a private placement transaction made in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Socius has represented and warranted in the Securities Purchase Agreement that it is an accredited investor as defined as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Regulation D promulgated under the Securities Act. The Preferred Stock has not been and will not be registered under the Securities Act and may not be transferred or sold except to an affiliate of Socius.

Commitment Fee

Under the terms of the Securities Purchase Agreement, we are obligated to pay Socius a commitment fee for committing to purchase the Preferred Stock in the form of shares of common stock (“Commitment Shares”) or cash, at our option. The number of Commitment Shares payable will be determined by dividing $600,000 by 88% of the Volume-Weighted Average Price of the five trading day period immediately preceding the date on which the commitment fee is paid, if paid in shares of common stock. Alternatively, the Company may pay $600,000 in cash.  If not earlier paid in connection with the first tranche notice, the commitment fee is payable in full on April 17, 2012.

Company Lock-up Agreements with Key Officers and Directors

In connection with the transactions contemplated by the Securities Purchase Agreement and to facilitate the Company’s ability to purchase Preferred Stock in the future pursuant to the Securities Purchase Agreement, the Company is required to enter into certain Lock-Up Agreements with its key officers and directors (other than Mr. Christopher Hopkins) at or prior to the closing of the Securities Purchase Agreement. Such Lock-Up Agreements will provide that such persons agree with the Company on an irrevocable basis that they will not sell shares of common stock for ten trading days after the delivery or deemed delivery of a tranche notice. The Lock-up Agreements cover other transactions which have economic similarity to the sale of common stock.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares by Socius. Furthermore, we will not receive cash proceeds from the exercise of the Warrant or the Additional Investment Right to the extent that the shares of common stock issued upon exercised of the Warrant or Additional Investment Right, as applicable, is paid for by Socius using a promissory note, as permitted by their respective terms. In this regard, in connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding. Socius will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE AMEX listing fees and fees and expenses of our counsel and our accountants.

MANAGEMENT AND DIRECTORS

The following table sets forth the names and ages of all executive officers and directors and the positions and offices that each person holds with the Company as of October 18, 2011:

Name	Age	Position

T. Murray Wilson	60	Class B Director
Garth Wong	54	President & Chief Executive Officer
Annie Lamoureux	41	Vice President & Controller
Simon Raven	33	Vice President, Exploration & Development
Ronald Blakely*	62	Class B Director
Paul Ching*	64	Class C Director
Christopher H. Hopkins	57	Class A Director
Brian F. MacNeill*	72	Class C Director
Gordon Tallman*	69	Class A Director
Honorable Senator Pamela Wallin O.C.*	58	Class A Director

*
Messrs. Blakely, MacNeill, Tallman and Ching and Honorable Senator Pamela Wallin O.C. are each “independent” as that term is defined in Section 803A of the NYSE Amex listing standards and in Item 407(a) of Regulation S-K.

Garth Wong has served as the Company’s President and Chief Executive Officer since February 1, 2011.  Prior thereto, Mr. Wong served as the Company’s Chief Financial Officer since February 23, 2009.  Prior to joining the Company, Mr. Wong had been Principal and Vice President of Sokol Developments Inc., a private real estate company involved in development of commercial and residential properties in Calgary, since 2005.  Prior to that, Mr. Wong served as Vice President and Comptroller for TransAlta Corporation, Canada’s largest investor-owned wholesale power generator and marketing company, where he was responsible for financial reporting, planning, taxation and budgeting, as well as financial systems and processes.  Mr. Wong has an additional 18 years of industry experience, including accounting and financial responsibilities with Union Pacific Resources Inc. (formerly Norcen Energy Resources) and KPMG LLP.  Mr. Wong has a Bachelor of Commerce degree from the University of Calgary and holds a professional designation as a Chartered Accountant (Alberta).

Annie Lamoureux was appointed Vice President and Controller on February 1, 2011.  She has, since August 2009, been employed with the Company as Corporate Controller where she was responsible for overseeing all finance, internal controls, planning and tax functions of the Company.  From 2006 to 2009, Ms. Lamoureux was the Corporate Assistant Controller of Alutiq LLC, a global contractor with the U.S. Federal government where she oversaw the financial reporting, accounting and treasury functions of the Alutiq family of companies.  From 2001 to 2005, she was the Corporate Assistant Controller of CAE Inc., where she managed the corporation’s global finance and accounting function.  Ms. Lamoureux has six years of experience working in public accounting at KPMG LLP, in both international and domestic offices.  She is a Chartered Accountant (Canada) and Certified Public Accountant (United States), and is a graduate from the University of Montreal.

Simon Raven was appointed Vice President, Exploration and Development, effective on January 13, 2011.  He has, since August 1, 2006, held the position of Chief Geologist with the Company.  Prior to that, Mr. Raven was a Geologist with Norwest Corporation of Calgary.  Mr. Raven holds a Bachelor of Science in geology from the University of Calgary, is a professional geologist (P.Geol), and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA).  He is a member of the Canadian Association of Petroleum Geologists (CSPG), American Association of Petroleum Geologists (AAPG), Canadian Heavy Oil Association (CHOA) and the Canadian Institute of Mining and Metallurgy (CIM).  Mr. Raven serves as a director of Oilsands Quest Sask Inc., a subsidiary of the Company, and holds no other directorships with the Company.  With demonstrated ability in his position with the Company, Mr. Raven has substantial knowledge of the Company’s history, structure and business.

T. Murray Wilson currently serves as a director on the Board.  Mr. Wilson has served on the Company’s Board since August 14, 2006.  Mr. Wilson was the Executive Chairman of the Company from August 14, 2006 to January 15, 2010.  Mr. Wilson has also served as Chairman, President and Chief Executive Officer of the Company from January 15, 2010 until his resignation on September 3, 2010.  Mr. Wilson also served as the Executive Deputy Chairman of the Company from September 3, 2010 to March 31, 2011 when his role as an executive was terminated by the Company.  Mr. Wilson is currently a member of the Company’s Resources and Reserves Committee and was a member of the Community Relations, Environment, Health and Safety Committee.  Mr. Wilson will not be seeking reelection.

Ronald Blakely has been the Chairman of the Board since his appointment on September 7, 2010. Mr. Blakely has been a director of the Company since April 7, 2009.  Mr. Blakely is a member of the Company’s Audit Committee and has been the Company’s lead independent director since August 26, 2009.  He has served on numerous joint venture boards and has a wealth of industry experience.  Mr. Blakely retired as Executive Vice-President Finance — Downstream at Royal Dutch Shell in 2008 after a career of 38 years with Shell.  Based in London, UK he had global responsibility for Finance, Information Technology and Procurement in the Oil Products and Chemicals divisions, responsible for functional operations in over 100 countries.  Prior to his last role with Shell, Mr. Blakely served as Chief Financial Officer of Shell Canada Limited from 1997 to 2000 and Chief Financial Officer of Equilon Enterprises, a joint venture between Shell Oil and Texaco, from 2000 to 2002.  Mr. Blakely was also a Board member of the U.S. based refining and marketing joint venture, Motiva Enterprises LLC, a partnership between Saudi Aramco and Royal Dutch Shell.  Mr. Blakely also has extensive experience with Canadian oil sands projects from both a financial perspective and with regards to vertical integration into the North American energy markets.  Mr. Blakely began his career with Shell in 1970 after graduating from the University of Guelph with a Bachelor of Arts in Economics.  Mr. Blakely received his CMA in 1978.  Mr. Blakely is currently a director of Ophir Energy plc, a UK company.  He currently resides in London, UK.

Paul Ching has been a director of the Company since January 7, 2010 and since then has served as the Chair of the Company’s Reserves and Resources Committee and both as a member and the chair of the Compensation Committee.  Mr. Ching has an exceptional background in E&P reservoir, production, operations, development and reservoir research.  Mr. Ching had a 34 year career with the Shell Group of Companies / Royal Dutch Shell, retiring in 2007 as the Vice President Technical for Research & Development of Shell International E&P in The Netherlands.  Mr. Ching has worked with Shell in Texas, California Heavy Oil, Continental US, Enhanced Recovery, Thermal Reservoir Engineering, Middle East, FSU and Asia prior to heading the international research group in The Netherlands.  His experience includes Canada’s heavy oil and oil sands reservoirs.  Mr. Ching has been active on the boards and in an executive capacity with a number of private companies in the E&P oil & gas and the energy technology sectors and formerly served as a board member and CEO/President of Meridian Resources Corporation.

Christopher H. Hopkins has served as a director since August 14, 2006 and has served as the chair of the Community Relations, Environment, Health and Safety Committee.  Mr. Hopkins has also served as a director of Oilsands Quest Sask Inc., a subsidiary of the Company, since November 10, 2004.  Mr. Hopkins served as the Company’s President from August 14, 2006 to September 16, 2008 and as the Company’s President and Chief Executive Officer from July 7, 2009 to January 15, 2010.  In January 2010, Mr. Hopkins founded Canshale Corp., a company involved in the oil shale exploration business, and since then has served as its Chairman, President and Chief Executive Officer.  Mr. Hopkins served as the Executive Vice President of Synenco Energy Inc. (“Synenco”), an oil sands exploration company of which he was a co-founder, from October 1999 to September 2004 and as a director of Synenco from October 1999 until August 2003.  He was a founder, director and Vice President, Finance of Thunder Road Resources Ltd., a private oil and gas production company, from June 1996 to June 2000.  Mr. Hopkins is a management professional and businessman with 34 years of Canadian and international energy and mining experience.  He has held executive positions in corporate planning and business development with Suncor Inc.’s Oil Sands Group, Pembina Corporation and Amoco Canada and has additional management experience in environmental control and regulatory affairs in the resource industry.  Mr. Hopkins holds a B.Sc. (Chemistry and Biology) from Carleton University and a

MBA from Queen’s University.  Mr. Hopkins has been a director of Newton Energy Inc. (NTN-V) since May 30, 2007 and also served as a director of Added Capital Corp., a capital pool company until November 2007.

Brian F. MacNeill C.M. has been a director of the Company since August 25, 2009.  He served as the Acting Chief Executive Officer of the Company from September 3, 2010 until February 1, 2011.  Previously, he was the Chairman of the Board of Directors of Petro-Canada, integrated oil and gas company, from 2000 to 2009 and prior to that, President and Chief Executive Officer of Enbridge Inc., an integrated pipeline energy and utilities company, from 1991 to 2001.  Mr. MacNeill currently serves on the Board of Suncor Energy.  His other current public board directorships include Capital Power and West-Fraser Timber Co. Ltd.  Mr. MacNeill is a Chartered Accountant and a Certified Public Accountant and holds a Bachelor of Commerce from Montana State University.  He is a member of the Canadian Institute of Chartered Accountants and the Financial Executives Institute.  He is also a Fellow of the Alberta Institute of Chartered Accountants and of the Institute of Corporate Directors.  Past public board directorships include, ArcelorMittal Dofasco (Chair), Legacy Hotels REIT, Sears Canada Inc., Toronto Dominion Bank, Telus Corporation, University of Calgary (Chair), Veritas DCG Inc., and Western Oil Sands Inc. Mr. MacNeill is also a member of the Order of Canada.

Gordon Tallman has been a director of the Company since August 14, 2006 and is the Chair of the Audit Committee and the Governance and Nominating Committee.  Mr. Tallman retired as the Senior Vice-President, Royal Bank of Canada, and head of the Prairies Region of Canada, after a banking career spanning 42 years.  Mr. Tallman is a member of the Board of Directors of Big Rock Brewery Inc. and PFB Corporation.  He is Chairman of the Board of Enbridge Income Fund Holdings Inc.  He has also served as Chairman of the Board of CV Technologies, Inc. and on the Boards of Canadian Utilities Ltd., Calgary, Investment Saskatchewan Inc., ECL Group of Companies Ltd and Gwich’n Development Corporation, Inuvik, NWT.  Mr. Tallman is a graduate of the Institute of Corporate Directors, Corporate Governance College.

Honorable Senator Pamela Wallin O.C. has been a director of the Company since June 28, 2007 and is a member of the Company’s Governance and Nominating Committee and was a member of the Community Relations, Environment, Health and Safety Committees.  Since August 2006, Ms. Wallin has served as the Senior Advisor to the President of the Americas Society and the Council of the Americas in New York.  In Canada, she serves on several corporate boards, including CTV Globemedia, Canada’s premier multimedia company, with ownership in CTV and the Globe and Mail, the board of Gluskin Sheff & Associates, an investment and wealth management firm, and Porter Airlines.  Ms. Wallin is a member of a special Advisory Board for BMO Harris Bank.  Ms. Wallin is the Chancellor of the University of Guelph in Ontario.  In July 2006, Ms. Wallin completed her four-year term as Consul General of Canada in New York.  She was appointed to this prestigious post in 2002.  From 1995 to 2002, Ms. Wallin served as President and Chief Executive Officer of PWP, Inc., a privately held media production company.  Ms. Wallin was appointed to the Senate of Canada on December 22, 2008 and currently serves on the Senate’s Foreign Affairs and International Trade Committee, the Veteran Affairs subcommittee, and the Special Committee on Anti-Terrorism and is Chair of the Defense and National Security Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The number of outstanding shares of common stock as of October 18,  2011 was 348,698,837. The following table sets forth as of October 18, 2011, the number of shares of the Common Stock and Exchangeable Shares (as described in footnote 1) beneficially owned by each of the Company’s directors, named executive officers and other executive officers, and the number of shares of the Common Stock and Exchangeable Shares beneficially owned by all of the Company’s directors and executive officers as a group:

Common Stock and Exchangeable Shares beneficially owned by all of the Company’s directors and executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(1)
Garth Wong 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	President and Chief Executive Officer	510,000	(2)	*
Annie Lamoureux 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Vice President and Controller	187,500	(3)	*
Simon Raven 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Vice President, Exploration and Development	648,450	(4)	*
Ronald Blakely 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	146,000	(5)	*
Christopher H. Hopkins 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	20,048,061	(6)	5.7%
Paul Ching 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	105,000	(7)	*
Brian F. MacNeill 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	70,000	(8)	*
Gordon Tallman 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	640,000	(9)	*
Honorable Senator Pamela Wallin O.C. 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	475,102	(10)	*
T. Murray Wilson 800, 1333 - 8th Street S.W. Calgary, Alberta CANADA T2R 1M6	Director	4,129,532	(11)	1.2%

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(1)
All directors, executive officers and named executive officers named as a group (12 persons)		26,960,185	(12)	7.7%

(1)
The amounts and percentages in these columns reference Exchangeable Shares and options to purchase Exchangeable Shares (discussed further below) that were issued by OQI Sask in exchange for OQI Sask Common Stock and stock options pursuant to that certain Reorganization Agreement dated June 9, 2006 (the transactions contemplated in the Reorganization Agreement were consummated on August 14, 2006 and the closing under that Agreement is referred to as the “Reorganization”).  Each Exchangeable Share (or exercised option) is convertible into one share of Common Stock and the expiration date of each Exchangeable Share is August 14, 2013 (unless stock options to purchase Exchangeable Shares have an earlier expiration date).  The information related to stock options to purchase Exchangeable Shares owned by each director, executive officer and each named executive officer, if any, is disclosed in the respective footnotes to the table on “Amount and Nature of Beneficial Ownership” below.

(2)
Includes: (i) 10,000 shares of Common Stock; and (ii) vested options to purchase 500,000 shares of Common Stock.  This number does not include unvested options to purchase 1,350,000 shares of Common Stock.  Mr. Wong was appointed President and Chief Executive Officer on February 1, 2011.

(3)
Includes: vested options to purchase 187,500 shares of Common Stock.  This number does not include unvested options to purchase 162,500 shares of Common Stock.  Ms. Lamoureux was appointed Vice President and Controller on February 1, 2011.

(4)
Includes: 123,450 Exchangeable Shares acquired under the Reorganization Agreement; vested options to purchase 525,000 shares of Common Stock.  This number does not include unvested options to purchase 525,000 shares of Common Stock.  Mr. Raven was appointed Vice President, Exploration and Development on January 13, 2011.

(5)
Includes:  (i) 116,000 shares of Common Stock; and (ii) vested options to purchase 30,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.

(6)
Includes:  (i) 99,496 shares of Common Stock of which 42,266 are owned by Mr. Hopkins’ spouse; (ii) 17,394,105 Exchangeable Shares (of which 205,750 are owned by Mr. Hopkins’ spouse and 49,380 are held by Mr. Hopkins’ children) acquired under the Reorganization Agreement; and (iii) 2,555,000 vested options to acquire Common Stock.  This number does not include unvested options to purchase 30,000 shares of Common Stock.

(7)	Includes vested options to purchase 105,000 shares of Common Stock. This number does not include unvested options to purchase 105,000 shares of Common Stock.

(8)
Includes:  (i) 40,000 shares of Common Stock; and (ii) vested options to purchase 30,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.  Mr. MacNeill resigned as acting Chief Executive Officer on February 1, 2011.

(9)
Includes:  (i) 210,000 shares of Common Stock of which 10,000 is owned by Mr. Tallman’s spouse; and (ii) vested options to purchase 430,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.

(10)
Includes:  (i) 45,102 shares of Common Stock; and (ii) vested options to purchase 430,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.

(11)
Includes:  (i) 104,532 shares of Common Stock; and (ii) vested options to purchase 4,025,000 shares of Common Stock.  This number does not include unvested options to purchase 2,500,000 shares of Common Stock.

(12)	Includes securities reflected in footnotes (2) to (13).

 Security Ownership of Certain Beneficial Owners

The number of shares outstanding of the Common Stock as of October 18, 2011 was 348,698,837.  The following table sets forth the beneficial ownership of the Common Stock as of October 18, 2011 by each person (other than the directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock.  The information below is based solely on filings under Regulation 13D under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common stock

Wellington Management Company, LLP 75 State Street Boston, MA 02109	39,287,837	11.4%

PLAN OF DISTRIBUTION

On October 17, 2011,  the Company entered into the Securities Purchase Agreement with Socius. Under the terms and subject to the conditions of the Securities Purchase Agreement,  the Company has the right, in its sole discretion, over a term of two years, to demand through separate tranche notices that Socius purchase up to a total of $12 million of Preferred Stock.  In order to effectuate such a sale, the Company will issue to Socius, subject to the terms and conditions of the Securities Purchase Agreement, one or more tranche notices to purchase a certain dollar amount of such Preferred Stock.  Each tranche notice after the first tranche notice may not be given sooner than five trading days after the date on which the closing for the prior tranche has occurred or the tranche has been cancelled.  Upon receipt of a tranche notice, Socius will be obligated, subject to the terms and conditions specified in the Securities Purchase Agreement, to purchase the Preferred Stock subject to such tranche notice on the 10th trading day after the date of the tranche notice.  Such conditions to the purchase and sale of the Preferred Stock include, but are not limited to, the following: (i) the common stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Securities Purchase Agreement must be true and correct as if made on the date of each tranche notice and each tranche closing (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Securities Purchase Agreement or any agreement entered into in connection therewith, or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Securities Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained and (vii) the Company must have a current, valid and effective registration statement and a prospectus shall be properly available for use to permit the lawful sale and resale of all previously-issued and future issuable shares of common stock to Socius (including without limitation all Warrant Shares issuable upon exercise of the Warrant delivered in connection with such tranche and any previous tranches, all Additional Investment Shares issuable upon exercise of any Additional Investment Right  in connection with such tranche, and any Commitment Shares).  In the event the closing bid price of the common stock during any one or more of the nine (9) trading days on or immediately following the delivery or deemed delivery of a tranche notice falls below 75% of the closing bid price of the common stock on the trading day immediately prior to the delivery or deemed delivery of a tranche notice, the tranche will be cancelled; provided, however, that upon such cancellation, Socius will redeem any outstanding promissory note tendered by Socius in lieu of cash payment for Additional Investment Shares or Warrant Shares issued in connection with the applicable tranche notice for the principal amount of the promissory note plus accrued interest in exchange for, at the option of Socius, (i) cash or (ii) (a) 92% of any gross proceeds received by the Socius upon the sale of such Additional Investment Shares or Warrant Shares issued to Socius in connection with such tranche notice and (b) the return to the Company of any unsold Additional Investment Shares or Warrant Shares issued to Socius  in connection with such tranche notice.

At no time may the Company deliver a tranche notice if the number of Warrant Shares and/or Additional Investment Shares to be received pursuant to the automatic exercise of the Warrant and the exercise of the Additional Investment Right, in each case, triggered by such tranche notice (excluding all other shares of common stock and other voting securities then owned or deemed beneficially owned by Socius and its affiliates), would result in Socius and/or its affiliates owning or being deemed the beneficial owner of more than 9.99% of the common stock; provided, however, that in the case of the first tranche notice, any Commitment Shares then owned or deemed beneficially owned by Socius or to be issued to Socius shall be included when determining whether such tranche would exceed the 9.99% limit described above.  In addition, at no time may the Company deliver a tranche notice if the number of shares of common stock to be issued upon the automatic exercise of the Warrant and the exercise of the Additional Investment Right, in each case, triggered by such tranche notice (together with any shares of common stock issued to Socius as a commitment fee and all shares of common stock issued pursuant to previous tranche notices) would exceed the aggregate number of shares of common stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of its applicable trading market.

Under the Securities Purchase Agreement, in connection with the delivery of a tranche notice, Socius is obligated, pursuant to the automatic vesting and automatic exercise of the Additional Investment Right, to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Preferred Stock at a per share price equal to the closing bid price of the common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered.

Upon automatic exercise of the Additional Investment Right, Socius must pay for the shares underlying the Additional Investment Right, at its option, either in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however, that the promissory notes will not become due and payable so long as (a) the Company is in default of any of its material obligations under the Securities Purchase Agreement, or the Warrant or other security of the Company issued pursuant to the Securities Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and the Company, or (b) there are any shares of Preferred Stock issued or outstanding.  In connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

Pursuant to the Securities Purchase Agreement, immediately preceding the first tranche notice date Socius will receive a Warrant for such number of shares of common stock initially equal to (i) $4,200,000 divided by (ii) the closing bid price of the common stock on the most recently completed trading day prior to the first tranche notice date. The exercise price of the Warrant and the number of shares of common stock underlying the Warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the Warrant equal to a number of shares calculated by dividing (1) 35% of the dollar amount of the tranche of Preferred Stock by (2) the closing bid price of the common stock for the most recently completed trading day prior to the delivery or deemed delivery of the trance notice will vest and be automatically exercised. At each time of delivery or deemed delivery of a tranche notice, the number of Warrant Shares underlying the Warrant will also be adjusted immediately prior to the automatic exercise such that after such adjustment the aggregate exercise price for the adjusted number of Warrant Shares will be equal to the aggregate exercise price in effect immediately prior to such adjustment.

The Warrant issued to Socius will expire two years from the date it is first issued, which shall be immediately prior to the first tranche notice date.  Upon automatic exercise of the Warrant, Socius must pay for the shares underlying the Warrant, at its option, in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided,  however that the promissory notes will not become due and payable so long as (a) the Company is in default of any of its material obligations under the Securities Purchase Agreement, or the Warrant or other security of the Company issued pursuant to the Securities Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and the Company, or (b) there are any shares of Preferred Stock issued or outstanding.

In connection with a redemption of the Preferred Stock by the Company, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding. In addition, upon the occurrence of a fundamental transaction, the Warrant and the number of Warrant Shares then underlying the Warrant shall fully vest and the Company, or the successor entity in such fundamental transaction if the Company for any reason fails to do so (but without reducing the Company’s obligations), is obligated to automatically purchase the Warrant from Socius on the date of consummation of such fundamental transaction by paying to Socius a cash amount equal to the Black Scholes value of the Warrant.  The sale of the Wallace Creek assets pursuant to the letter of intent signed by the Company on September 25, 2011 shall not be considered a fundamental transaction.

Under the terms of the Securities Purchase Agreement, we are obligated to pay Socius a commitment fee for committing to purchase the Preferred Stock in the form of shares of common stock (“Commitment Shares”) or cash, at our option. The number of Commitment Shares payable will be determined by dividing $600,000 by 88% of the Volume-Weighted Average Price of the five trading day period immediately preceding the date on which the commitment fee is paid, if paid in shares of common stock. Alternatively, the Company may pay $600,000 in cash.  If not earlier paid in connection with the first tranche notice, the commitment fee is payable in full on April 17, 2012.

In connection with the transactions contemplated by the Securities Purchase Agreement and to facilitate the Company’s ability to purchase Preferred Stock in the future pursuant to the Securities Purchase Agreement, the Company is required to enter into certain Lock-Up Agreements with its key officers and directors (other than Mr. Christopher Hopkins) at or prior to the closing of the Securities Purchase Agreement. Such Lock-Up Agreements will provide that such persons agree with the Company on an irrevocable basis that they will not sell shares of common stock for ten trading days after the delivery or deemed delivery of a tranche notice. The Lock-up Agreements cover other transactions which have economic similarity to the sale of common stock.

The Warrant, the Warrant Shares, the Additional Investment Right, the Additional Investment Shares, and the Commitment Shares that have been offered and may be sold to Socius under the Securities Purchase Agreement have been registered on our registration statement on Form S-3 (File No. 333-168461).  The registration statement will cover the sale of the Commitment Fee Shares, the Warrant Shares and the Additional Investment Shares that may be received from time to time by Socius to the public. Socius is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. In connection with each tranche notice delivered to Socius, we will file an additional prospectus supplement which shall include information relating to the number and exercise price of the Warrant Shares, the Additional Investment Shares and the number of Commitment Shares, if any, and other information related to the tranche notice.

Socius has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of shares of common stock that it may purchase from us pursuant to the Securities Purchase Agreement. Such sales will be made on the NYSE Amex or otherwise at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Socius has informed us that each broker-dealer will receive commissions from Socius which will not exceed customary brokerage commissions.

Socius may sell our shares in one or more of the following manners:

—	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
—	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or
—	a combination of any such methods of sale.

Socius has agreed that during the period beginning on the trading day immediately preceding the date of the Securities Purchase Agreement and ending on the trading day immediately following the termination of the Securities Purchase Agreement, neither Socius nor any of its affiliates nor any entity managed or controlled by Socius will, directly or indirectly, enter into or execute or cause or assist any person to enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO, or any successor regulation, promulgated by the SEC under the Exchange Act) of the common stock or trading derivative securities to the same effect.

In addition, Socius and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Socius or any unaffiliated broker-dealer. Under these rules and regulations:

—	may not engage in any stabilization activity in connection with our securities,
—
must furnish each broker that offers shares of our shares of common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

—	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock purchased and sold by Socius and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Socius and each person who controls Socius against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay $40,000 of attorneys’ fees and expenses incurred by Socius in connection with the preparation, negotiation, execution and delivery of the Securities Purchase Agreement and related transaction documents. Further, we have agreed that each time we issue a tranche notice, we will pay by the tranche closing a $10,000 non-refundable administrative fee to Socius’ counsel, by offset against the amount of the tranche, or by wire transfer of immediately available funds. Socius has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities relating to any breach of the representations, warranties, covenants, or agreements made by Socius in the Securities Purchase Agreement or in the other transaction documents.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.

Please also see the information set forth under the caption “Plan of Distribution” in the accompanying prospectus, and the disclosure set forth in our Current Report on Form 8-K relating to our transaction with Socius, filed with the SEC on October 19, 2011, pursuant to the Exchange Act, which is incorporated herein by reference. For more information, please see the section entitled “Information Incorporated by Reference” in this prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Moye White LLP, Denver, Colorado.  Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass upon certain legal matters relating to this Offering for us.

Base Shelf Prospectus

COMMON STOCK
WARRANTS
UNITS
SUBSCRIPTION RECEIPTS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.  We may offer and sell shares of our common stock, warrants, units and/or subscription receipts from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.   The aggregate initial offering price of the securities sold by us will not exceed $500,000,000.  We will describe the specific terms and manner of offering of our shares of common stock, warrants, units and/or subscription receipts by providing a prospectus supplement each time we offer and issue our securities. The applicable prospectus supplement will provide information about the terms of the common stock and warrants, which may be offered as a unit, and the subscription receipts, and may add, update or change other information contained in this prospectus.

This prospectus also relates to the resale by the selling shareholders described herein of up to 11,188,058 shares of our common stock issued in a private placement transaction on May 10, 2010 and up to 6,000,000 shares of our common stock issued in a private placement transaction on May 11, 2010.

The actual number of shares of common stock offered by the selling shareholders in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

The securities offered by us in this prospectus may be offered directly, through agents designated from time to time by us, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by us in this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.

The selling shareholders may sell securities from time to time in the principal market on which the securities are traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these securities.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the NYSE AMEX under the symbol “BQI”. The last reported sales price per share of our common stock as reported by the NYSE AMEX on July 30, 2010 was $0.55.   Unless otherwise specified in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any national securities exchange.  There is no market through which these securities may be sold and investors may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement, which may affect the pricing of such securities in the secondary market, the transparency and the availability of trading prices and liquidity.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2010.

ii

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell any amount of our securities described in this prospectus from time to time and in one or more offerings with a maximum aggregate offering price of $500,000,000.  This prospectus also relates to the resale by the selling shareholders described herein of up to 11,188,058 shares of our common stock issued in a private placement transaction on May 10, 2010 and up to 6,000,000 shares of our common stock issued in a private placement transaction on May 11, 2010.  Each time we offer and issue our securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. Before investing in any securities, you should carefully read this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Documents Incorporated by Reference.”  You should also review the additional information described under the heading “Where You Can Find More Information.”

You should only rely on the information contained in or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, and any free writing prospectus, or the documents incorporated by reference herein or therein, prepared by or on behalf of us is accurate only as of the date such information is presented. Our business, financial condition, plan of operations and prospects may have subsequently changed.

When we use the terms “Oilsands Quest,” the “Company,” “we,” “us,” “our,” or “OQI,” we are referring to Oilsands Quest Inc. and its subsidiaries, unless the context otherwise requires.

OILSANDS QUEST INC.

The Company operates through its subsidiary corporations. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. OQI Sask was established as an operating subsidiary of the Company primarily to explore for and develop oil sands deposits in the provinces of Saskatchewan and Alberta.  We currently own 100% of the issued and outstanding voting common shares of OQI Sask following the acquisition of the noncontrolling (minority) interest of OQI Sask on August 14, 2006.

We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.

Our principal offices are located at 800, 326 – 11th Avenue SW, Calgary, Alberta, Canada T2R 0C5, and our telephone number is (403) 263-1623. We are a Colorado corporation. Our website is www.oilsandsquest.com. Our website is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934, as amended (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed), prior to the termination of this offering.

●	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 (filed July 13, 2010; amended on July 21, 2010).

●	Our Current Reports on Form 8-K reporting events of (filing date in parentheses):

May 13, 2010	(May 14, 2010)
July 6, 2010	(July 9, 2010)
July 13, 2010	(July 14, 2010)

●
Those portions of our Definitive Proxy Statement on Schedule 14A (filed on August 28, 2009) which were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 (filed on July 30, 2009).

●	The description of our common stock set forth in our Registration Statement on Form 10-SB (filed October 14, 1999), as amended by Form 8-A (filed March 13, 2006 and August 23, 2006).

The above information incorporated by reference has also been filed with the securities regulatory authorities in each of the provinces of Canada except Québec.

We will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus.  You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing the following individual at the Company or calling the following individual of the Company at the following address and telephone number:

Vice President, Legal
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
Telephone No.:  (403) 263-1623
Facsimile No.:  (403) 263-9812

Copies of these reports and documents are also available on our website at http://www.oilsandsquest.com. Our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with or incorporated by reference into the registration statement at the locations listed below.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We also file reports and other information with the securities regulatory authorities in each of the provinces of Canada except Québec. These documents are electronically available at http://www.sedar.com.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

●	the amount and nature of future capital, development and exploration expenditures;

●	the timing of exploration activities;

●	business strategies and development of our business plan and drilling programs; and

●	potential reservoir recovery optimization processes.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the Company’s resources are located and risks associated with the Company’s ability to implement its business plan. The Company’s views about the restatement, its remediation of a material weakness in its controls, its financial condition, performance and other matters also constitute “forward-looking statements”. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the results and effect of the Company’s review of its accounting practices, potential delisting of our common stock on the NYSE Amex or cease trade orders by regulatory authorities; potential claims and proceedings relating to the adjustments to the Company’s financial statements or its accounting practices, including shareholder litigation and action by the SEC or other governmental agencies which could result in civil or criminal sanctions against the Company and/or certain of its current or former officers, directors and/or employees; and negative tax or other implications for the Company resulting from the accounting adjustments and other factors detailed from time to time in the Company’s filings under the Exchange Act. Many of these risks and uncertainties are beyond the control of the Company. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

The risks and uncertainties set forth above are not exhaustive.  Readers should refer to our Annual Report on Form 10-K and other documents incorporated by reference in this prospectus, which are available at www.sec.gov and at www.sedar.com for a detailed discussion of these risks and uncertainties and details regarding the location and extent of our land holdings.

RISK FACTORS

An investment in our securities has a high degree of risk.  You should carefully consider the specific risks discussed or incorporated by reference in this prospectus and the applicable prospectus supplement, together with all the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.  You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which is incorporated by reference in this prospectus.  These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for: general corporate purposes; reservoir testing and other costs associated with the development of the Axe Lake discovery; and continued exploration on our permitted lands. Specific allocations of the proceeds for such purposes have not been made at this time.  We will not receive any proceeds from the resale of securities by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the name of each person who is offering for resale shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling shareholders.

	Beneficial Ownership Prior to the Offering		Number of Shares	Beneficial Ownership After the Offering(2)
Name of Beneficial Owner	Number(1)	Percentage	Offered	Number (1)	Percentage

Radian Group Inc. (Nominee Name: Ell & Co.) (3)(5)	615,200	*	70,000	545,200	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (Nominee Name: Finwell & Co) (3)(4)(6)	4,755,500	1.5%	540,000	4,215,500	1.3%
Dow Employees' Pension Plan (Nominee Name: Kane & Co) (3)(7)	1,390,500	*	164,000	1,226,500	*
Oregon Public Employees Retirement Fund (Nominee Name: Westcoast & Co) (3)(8)	3,120,050	1.0%	350,000	2,770,050	*
Retirement Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (Nominee Name: Kane & Co.) (3)(9)	587,200	*	67,000	520,200	*
Lockheed Martin Corporation Master Retirement Trust (Nominee Name ELL & Co.) (3)(10)	2,704,000	*	350,000	2,354,000	*
UTA Asset Management Corp. (Registered Holder: Roytor & Co.) (11)	6,000,000	1.9%	6,000,000	0	*
Classic Fund SPC Canadian SPF (11)	383,445	*	383,445	0	*
Classic Fund Special Situation (11)	287,179	*	287,179	0	*
Classic Fund Absolute Return Fund (11)	253,428	*	253,428	0	*
Salida Multi Strategy Hedge Fund (11)	2,706,000	*	2,706,000	0	*
BTR Global Energy Trading Limited (11)	951,000	*	951,000	0	*
BTR Strategic Growth Fund (11)	1,301,300	*	1,301,300	0	*
TD Managed Account #39 6B7147E (12)	2,000,000	*	2,000,000	0	*
Wallington Investment Holdings, Ltd. (11)(13)	9,541,193	3.1%	1,764,706	7,776,487	2.5%
Total	36,595,995	11.7%	17,188,058	19,407,937	6.2%
_____________________

*  Less than 1%

(1) The beneficial ownership of the common stock by the selling shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power, and also any shares which the selling shareholder has the right to acquire within 60 days.  Percentages are based on 312,496,101 shares issued and outstanding at the close of business on July 27, 2010.

(2) Assumes that all securities registered will be sold.

(3) Based upon information provided to the Company by the selling shareholder, Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  After reasonable inquiry, the natural person(s) who exercise voting and/or dispositive and investing powers with respect to this entity is not known to the Company.

(4) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio is an affiliate of a limited purpose broker-dealer firm.  Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio acquired the securities reflected in the table above as a stockholder and for its own account, and did not have any arrangements or understandings with any person to distribute the securities.

(5) Includes 162,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 336,300 exchange traded listed shares of common stock and warrants to acquire 46,900 shares of common stock at a price of $1.10 per share.

(6) Includes 1,176,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 2,649,500 exchange traded listed shares of common stock and warrants to acquire 390,000 shares of common stock at a price of $1.10 per share.

(7) Includes 307,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 752,000 exchange traded listed shares of common stock and warrants to acquire 167,500 shares of common stock at a price of $1.10 per share.

(8) Includes 800,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 1,727,200 exchange traded listed shares of common stock and warrants to acquire 242,850 shares of common stock at a price of $1.10 per share.

(9) Includes 137,500 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 334,200 exchange traded listed shares of common stock and warrants to acquire 48,500 shares of common stock at a price of $1.10 per share.

(10) Includes 394,100 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 1,727,700 exchange traded listed shares of common stock and warrants to acquire 232,200 shares of common stock at a price of $1.10 per share.

(11) The natural person(s) who exercise voting and/or dispositive and investing powers are the following individuals: UTA Asset Management Corp. is controlled by Dean Prodan; Classic Fund SPC Canadian SPF is controlled by Courtenay Wolfe; Classic Fund Special Situation is controlled by Courtenay Wolfe; Classic Fund Absolute Return Fund is controlled by Courtenay Wolfe; Salida Multi Strategy Hedge Fund is controlled by Courtenay Wolfe; BTR Global Energy Trading Limited is controlled by Courtenay Wolfe; BTR Strategic Growth Fund is controlled by Courtenay Wolfe; and Wallington Investment Holdings, Ltd. is controlled by Paul Caland.

(12) After reasonable inquiry, the natural person(s) who exercise voting and/or dispositive and investing powers with respect to this entity is not known to the Company.

(13)  Includes warrants to acquire 1,083,150 shares of common stock.

PLAN OF DISTRIBUTION

OFFERING BY US

General

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements:

●	to or through one or more underwriters or dealers;

●	through agents;

●	directly to one or more purchasers, including our affiliates;

●	directly to shareholders;

●	through any combination of these methods of sales; or

●	in any manner, as provided in the applicable prospectus supplement.

The securities may be offered and sold at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices at the time of sale; or

●	negotiated prices.

Any of the prices at which the securities are sold may be at a discount to market prices.

The prospectus supplement relating to the offer and sale of such securities will include, to the extent applicable:

●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange on which the securities may be listed.

Unless otherwise indicated in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any national securities exchange.

Underwritten Offerings

If we use underwriters for a sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be offered to the public through underwriting syndicates represented by managing underwriters, or directly by the underwriters. Generally, the underwriters’ obligation to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than in connection with an underwriting on a best efforts basis). In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom the underwriters may acts as agents. Their compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which maybe changed from time to time) from the underwriters and/or from the purchasers for whom they act as agent.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement related thereto.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of securities will be set forth in the prospectus supplement, and any commission payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Rights Offerings

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Other Offerings

The securities may also be sold in one or more of the following transactions:

●
block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and

●	sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the prices of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids whereby selling concessions allowed to dealers participating in the offering  may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Indemnification and Other Relationships

Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their affiliates and associates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business for which they receive compensation.

OFFERING BY SELLING SHAREHOLDERS

We are registering the common stock issued to the selling shareholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the common stock.  We will bear all fees and expenses incident to our obligation to register the common stock.

The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.  The selling shareholders may also sell common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the common stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock.  All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Our authorized capital stock consists of 750,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors.

Common Stock

As of July 27, 2010, 312,496,101 shares of our common stock were issued and outstanding (excluding 43,914,641 shares of our common stock reserved for issuance upon exercise of outstanding options under option plans and warrants, and 1,388,567 shares of common stock reserved for issuance on settlement of debt of a former subsidiary), and there were 207 holders of record of our common stock (excluding persons who hold our common stock in brokerage accounts and otherwise in “street name”).  In addition, pursuant to our Reorganization Agreement with OQI Sask dated August 14, 2006, we are required to issue up to 75,736,173 shares of our common stock for all of the  Exchangeable Shares (including warrants and options to acquire) issued at closing.  As of July 27, 2010, 43,786,349 Exchangeable Shares have already been exchanged for shares of our common stock and up to an additional 31,949,824 Exchangeable Shares may be exchanged for shares of our common stock.

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Preferred Stock

Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult.

Our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. At the Company’s annual shareholders meeting held on October 30, 2006, the shareholders adopted the shareholders rights plan. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

In addition, the Company has designated one preferred share as Series B Preferred Stock (the “Series B Preferred Share”), which is held by Computershare Trust Company of Canada (“CTC”). The one Series B Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to the Company’s shareholders. The Exchangeable Shares were issued by OQI Sask as part of the reorganization, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s common stock. An Exchangeable Share of OQI Sask provides a holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of the Company’s common stock. CTC will vote the one Series B Preferred Share as indicated by the individual holders of Exchangeable Shares of OQI Sask.

DESCRIPTION OF WARRANTS AND UNITS

In May 2009, we issued warrants that entitle the purchaser to purchase one share of common stock for a price of US$1.10 at any time on or prior to May 12, 2011.

We may in the future issue additional warrants to purchase our common stock. Warrants may be issued independently or together with shares of our common stock, and sold as units, and may be attached to or separate from the securities. The warrants will be issued under warrant agreements as detailed in the prospectus supplement relating to warrants being offered. The applicable prospectus supplement will describe the material terms of the warrants.

We may issue units consisting of shares of common stock and warrants. The shares and warrants may be attached to or separate from each other, even though sold as a unit. The applicable prospectus supplement will describe the material terms of the units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

From time to time, subscription receipts may be offered and sold under this prospectus. Subscription receipts may be offered separately or together with shares of our common stock. The subscription receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. The following sets forth certain general terms and provisions of the subscription receipts offered under this prospectus. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement.

The particular terms of each issue of subscription receipts will be described in the related prospectus supplement. This description will include, where applicable:

●	the number of subscription receipts;

●	the price at which the subscription receipts will be offered;

●	the procedure for the exchange of the subscription receipts into shares of our common stock;

●	the number of shares of common stock that may be exchanged upon exercise of each subscription receipt;

●	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

●	terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon;

●	material tax consequences of owning the subscription receipts; and

●	any other material terms and conditions of the subscription receipts.

LEGAL MATTERS

 Certain legal matters relating to the validity of the common stock to be offered in this prospectus will be passed upon by Moye White LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Oilsands Quest Inc. as of April 30, 2010 and 2009, and for each of the years in the three-year period ended April 30, 2010 and the information included in the cumulative from inception presentations for the period from May 1, 2007 to April 30, 2010 (not separately presented), and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. We may also indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by our Articles of Incorporation, Bylaws, resolution of our shareholders or directors or in a contract.

In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreement is a contractual supplement to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMMON STOCK
WARRANTS
UNITS
SUBSCRIPTION RECEIPTS

Prospectus dated August 2, 2010.